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                                                                       EXHIBIT 5





                                             April 12,2004


Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer of Pruco Life Insurance Company ("Pruco Life"), I have reviewed the establishment of the Pruco Life Modified Guaranteed Annuity Account (the "Account") on September 25, 1990, by the Executive Committee of the Board of Directors of Pruco Life as a non-unitized separate account for assets applicable to certain modified guaranteed annuity contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I was responsible for oversight of the preparation and review of the Registration Statement on Form S-3, as amended, filed by Pruco Life with the U.S. Securities and Exchange Commission (Registration No. 333-103474) under the Securities Act of 1933 for the registration of certain modified guaranteed annuity contracts issued with respect to the Account.

I am of the following opinion:

(1) Pruco Life was duly organized under the laws of Arizona and is a validly existing corporation.

(2) The Account has been duly created and is validly existing as a non-unitized separate account pursuant to the aforesaid provisions of Arizona law.

(3) The modified guaranteed annuity contracts are legal and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,



                                             /s/ Clifford E. Kirsch
                                             -----------------------------------
                                             Clifford E. Kirsch